March 13, 2009

Natixis Real Estate Capital, Inc.
9 West 57th Street
New York, New York  10019

Re:	RCC Real Estate SPE 3, LLC (“SPE 3”) and Resource Capital Corp. (“RCC”)

Dear Sirs:

Reference is made to that certain Master Repurchase Agreement dated as of April 12, 2007, as amended, between Natixis Real Estate Capital, Inc. (“Natixis”) and SPE 3 (the “Repurchase Agreement”), together with the guarantee thereof pursuant to a Guaranty dated April 12, 2007, as amended, from RCC to Natixis.  This letter is to reflect certain understandings and agreements with respect to the Guaranty and the Repurchase Agreement, as follows:

1. Net Worth Covenant.  Natixis hereby waives the requirements of clause (A) of Section 6(b)(i) of the Guaranty for the period (the “Waiver Period”) beginning December 31, 2008 and expiring May 12, 2009 and agrees that, for such period, RCC shall be required to maintain a Net Worth (as such term is defined in the Guaranty) in excess of $165,000,000.  Upon expiration of the Waiver Period, the amount of RCC’s Net Worth shall revert to the amount in effect prior to the Waiver Period and, as a result, RCC shall then be required to maintain a Net Worth in excess of $200,000,000.

2. Partial Payment of Repurchase Price.  SPE 3 hereby agrees that, upon execution of this letter by Natixis, it shall pay Natixis $1,000,000 in reduction of the Repurchase Price of the Lembi IV Existing Assets (as each such term is defined in the Repurchase Agreement).  Such payment shall be by wire transfer to such account as may be designated by Natixis in writing.  This letter agreement shall terminate and be of no force or effect if such amount is not paid by 5:00 p.m. of the first business day following receipt by SPE 3 and RCC of a copy of this letter executed by Natixis.

3. Certain Undertakings.  Each of SPE 3, RCC and Natixis undertakes, during the Waiver Period, to use its commercially reasonable efforts to negotiate certain modifications of affecting the Repurchase Agreement and Guaranty including the following matters:

(i)	a reduction in the aggregate amount of the outstanding Repurchase Prices under the Repurchase Agreement; and

(ii)	a reduction in the amount of Net Worth RCC is required to maintain under clause (A) of Section 6(b)(i) of the Guaranty.

Nothing contained herein shall constitute a waiver (except as expressly provided herein during the Waiver Period), modification or amendment of the Repurchase Agreement, the Guaranty or the other Transaction Documents and, except as expressly provided herein during the Waiver Period, all of such documents remain unmodified and in full force and effect. Natixis shall have no liability or obligation to SPE3, RCC or any other Person if the parties are unable or unwilling, for any reason or no reason whatsoever, to agree on any further modifications to the Transaction Documents pursuant to paragraph 3. If the foregoing correctly reflects our understandings and agreements, please execute this letter in the space provided below.

Very truly yours,

RCC REAL ESTATE SPE 3, LLC

By: /s/ Thomas C. Powers
Name: Thomas C. Powers
Title: Vice President

Very truly yours,

RESOURCE CAPITAL CORP.

By: /s/ Jeffrey D. Blomstrom
Name: Jeffrey D. Blomstrom
Title: Senior Vice President

Accepted and agreed to this 13th day of March 2009

NATIXIS REAL ESTATE CAPITAL, INC.

By: /s/ Jonathan Love
Name: Jonathan Love
Title: Managing Director

By: /s/ Thomas G. Sharpe
Name: Thomas G. Sharpe
Title: Managing Director, Deputy General Counsel